Exhibit 10.1

AMENDMENT DEED

THIS DEED is made on November 2, 2018

BETWEEN:

(1)	Michael Spencer, of [address] (the “Executive”); and

(2)	NEX Group plc, a company incorporated in England and Wales with registered number 1001377, whose registered office is at 2 Broadgate, London, EC2M 7UR (the “Company”); and

(3)	CME Group Inc., a corporation incorporated in Illinois with its principal executive office at 20 South Wacker Drive, Chicago, Illinois, 60606 (“CME”).

WHEREAS:

(A)

On 29 March 2018 the board of the Company and the board of CME announced, pursuant to Rule 2.7 of the Takeover Code, that they have agreed the terms of a recommended share and cash acquisition of the Company by CME and CME London Limited (“Bidco”), pursuant to which CME and Bidco will acquire the entire share capital of the Company (the “Acquisition”), such Acquisition to be effected by a scheme of arrangement under Part 26 of the Companies Act 2006 which requires the approval of the Company’s shareholders and the sanction of the Court.

(B)

The Executive is employed by the Company pursuant to a contract of employment, originally with Exco Management Services Limited, dated 30 September 1998, as subsequently amended by a letter from Intercapital Management Services Limited dated 22 July 1999, and letters from ICAP Management Services Limited dated 16 July 2015 and 25 February 2016 respectively (together the “Employment Contract”).

(C)	In connection with the Acquisition and conditional upon its completion, the Company and the Executive desire to enter into this Deed in order to amend and restate the terms of the Employment Contract.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1

The Employment Contract remains in full and force and effect, save as amended by this Deed. In the event of a conflict between the provisions of this Deed and the Employment Contract, this Deed prevails.

1.2

Except where the context requires otherwise, or as amended in this Deed, words and expressions defined in the Employment Contract shall have the same meaning in this Deed, save that with effect from the Effective Date, the definition of Exco Group Company shall include CME and its subsidiaries.

2.	CONDITION PRECEDENT

2.1	It is a condition precedent to the effectiveness of this Deed that the Acquisition is completed.

3.	DIRECTORSHIP

3.1

With effect from the date on which the Acquisition completes (the “Effective Date”) or as soon as practicable after the Effective Date, the Executive shall be appointed to the Board of CME. Such appointment shall be in accordance with CME’s usual terms.

3.2

Such appointment shall be for CME’s annual term expiring in May 2019. Provided the Executive remains in active employment by the Company (and has not given or received notice to terminate his employment) he shall be nominated for re-election to CME’s Board at CME’s shareholder meeting in May 2019.

3.3	From May 2020 onwards the Executive’s nomination for re-election to the Board of CME shall be subject to the absolute discretion of the CME Nominating Committee.

4.	INITIAL PERIOD

4.1

The Executive shall remain in post as Group CEO of the Company for up to 6 months following the Effective Date (the “Initial Period”). The duration of the Initial Period shall be determined by CME in its absolute discretion and CME shall notify Executive in writing of the date the Initial Period will end.

4.2	During the Initial Period the Employment Contract shall remain in force without amendment, save as set out in clauses 6 to 9 below.

5.	SPECIAL ADVISOR

5.1	With effect from the expiry of the Initial Period the Executive shall be appointed to the role of Special Advisor.

5.2	The Executive’s appointment as Special Advisor shall be for a limited term, to expire on the second anniversary of the Effective Date.

5.3	As Special Advisor the Executive will have the following duties, in addition to the general duties recorded in Clause 2 of the Employment Contract:

(a)	Assisting with and supporting the integration of the Company and its Subsidiaries (together “NEX”) business with that of CME and the combined group’s cost synergy efforts;

(b)	Assisting with the continued evolution of the NEX businesses;

(c)	Assisting with and supporting engagement with customers in Europe, the Middle East and Asia; and

(d)	Any other duties reasonably assigned to the Executive by CME related to the NEX businesses.

6.	REMUNERATION

6.1

During his appointment as Special Advisor the Executive shall continue to receive the basic salary and benefits provided in accordance with the Employment Contract immediately prior to the Effective Date, provided that:

6.1.1

Other than the payment of any bonuses due to the Executive as at the Effective Date and as provided for in the Schedule to the Co-operation Agreement between the Company and CME dated 29 March 2018, the Executive shall not be eligible to receive any bonus or share awards from the Company.

7.	PLACE OF WORK

7.1

During his appointment as Special Advisor the Executive may, having consulted with the Company, relocate his main place of work to a country where an Exco Group Company has an existing presence, provided that the Executive (with the Company’s reasonable assistance) is able to obtain appropriate authorization to work in that country and neither the Company nor any other Exco Group Company will be responsible for any relocation, tax, ex-patriate or other costs associated with his relocation.

8.	TERMINATION

8.1

Subject to the earlier termination of the Executive’s employment by the Company in accordance with clause 11.1 of the Employment Contract, the Executive and the Company mutually agree that his employment with the Company will terminate on the second anniversary of the Effective Date (which will be the “Termination Date” for the purposes of the Employment Agreement).

8.2

The Executive acknowledges that no further notice will be given to terminate his employment on the Termination Date and that no redundancy, severance or other termination payment will be due to him other than statutory redundancy pay in relation to such termination.

8.3

CME and the Company may at CME’s election require the Executive to work all or part of the twelve months immediately prior to the Termination Date or place him on garden leave for this period. Clause 11.7.1 of the Employment Contract is accordingly amended to replace “for a period not exceeding nine months” with “for a period not exceeding 12 months”.

9.	POST-TERMINATION RESTRICTIONS AND CONFIDENTIALITY

9.1

With effect from the Effective Date the confidentiality provision in clause 8 of the Employment Contract and the post termination restrictions in clause 13 of the Employment Contract shall remain in full force and effect save that, in accordance with clause 13.5 of the Employment Contract, the definition of Exco Group Company shall include CME and its subsidiaries.

10.	ENTIRE AGREEMENT

10.1

This Deed, together with the Employment Contract constitute the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the Executive’s employment.

11.	GOVERNING LAW AND JURISDICTION

11.1

This Deed and any claim, dispute or difference (including non-contractual claims, disputes or differences) arising out of or in connection with it or its subject matter shall be governed by and construed in accordance with the law of England and Wales.

11.2

Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and to settle any claim, dispute or matter or difference (including non-contractual claims, dispute or matters of difference) which may arise out of or in connection with this Deed or its subject matter (including claims for set-off or counterclaim), its formation or the legal relationships established by this Deed.

IN WITNESS WHEREOF this Deed has been executed by the parties as a deed and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by: CME Group Inc. acting by Terrence A. Duffy (director), in the presence of:

By:	/s/ Terrence A. Duffy

/s/ Colleen M. Benda
Signature of witness

Executed as a deed by: Michael Spencer, in the presence of:

By:	/s/ Michael Spencer

/s/ David Jeremy Courtenay-Stamp
Signature of witness

Executed as a deed by: NEX Group Plc acting by John W. Pietrowicz (authorized signatory), in the presence of:

By:	/s/ John W. Pietrowicz

/s/ Joseph Graves
Signature of witness